Supplement dated March 18, 2016 to the
Currently Effective Statutory Prospectus and Statement of Additional Information (SAI)

of each of the Funds Listed Below (the Funds)

Effective March 30, 2016, the following changes are made to each Fund’s Statutory Prospectus and SAI, and are in addition to any existing supplement for each Fund. You should read this Supplement in conjunction with the applicable Statutory Prospectus and SAI and retain it for future reference.

As previously communicated, effective on or about March 30, 2016, in connection with the amendments to Rule 2a-7 under the Investment Company Act of 1940 (“Rule 2a-7”), the following changes will take place: (1) Prudential Core Taxable Money Market Fund, a series of Prudential Investment Portfolios 2, will be repositioned from a money market fund to an ultra-short bond fund and will be renamed “Prudential Core Ultra Short Bond Fund”; and (2) Prudential MoneyMart Assets, Inc. will begin operating as a “government money market fund,” as defined in Rule 2a-7, and will be renamed “Prudential Government Money Market Fund, Inc.”

As a result, the following changes are made:

1. In the Statutory Prospectus and SAI of each Fund: (i) all references to “Prudential MoneyMart Assets” or “Prudential MoneyMart Assets, Inc.” are hereby deleted and replaced with “Prudential Government Money Market Fund, Inc.”; (ii) all references to “affiliated money market funds” are hereby deleted and replaced with “affiliated short-term bond funds and/or affiliated or unaffiliated money market funds”; and (iii) all references to “Prudential Core Taxable Money Market Fund” are hereby deleted and replaced with “Prudential Core Ultra Short Bond Fund.”

2. In the SAI of each Fund, the second paragraph of the section entitled “Investment Risks and Considerations: Securities Lending” is deleted in its entirety and replaced with the following:

“The Fund may invest the cash collateral and/or it may receive a fee from the borrower. To the extent that cash collateral is invested, it will be invested in an affiliated short-term bond fund and will be subject to market depreciation or appreciation. The Fund will be responsible for any loss that results from this investment of collateral.”

[List of funds follows]

LR849

Investment Company Name/Fund Name
Prudential Global Total Return Fund, Inc.	Prudential Investment Portfolios, Inc. 14
Prudential Investment Portfolios, Inc.	Prudential Government Income Fund
Prudential Balanced Fund	Prudential Floating Rate Income Fund
Prudential Jennison Equity Opportunity Fund	Prudential Investment Portfolios, Inc. 15
Prudential Jennison Growth Fund	Prudential High Yield Fund
Prudential Conservative Allocation Fund	Prudential Short Duration High Yield Income Fund
Prudential Growth Allocation Fund	Prudential Investment Portfolios 16
Prudential Moderate Allocation Fund	Prudential Income Builder Fund
Prudential Investment Portfolios 2	Prudential QMA Defensive Equity Fund
Prudential Core Short Term Bond Fund	Prudential Investment Portfolios, Inc. 17
Prudential Taxable Core Money Market Fund	Prudential Short Duration Multi-Sector Bond Fund
Prudential Investment Portfolios 3	Prudential Total Return Bond Fund
Prudential Global Absolute Return Bond Fund	Prudential Investment Portfolios 18
Prudential QMA Global Tactical Allocation Fund	Prudential Jennison 20/20 Focus Fund
Prudential Jennison Select Growth Fund	Prudential Jennison MLP Fund
Prudential Real Assets Fund	Prudential Jennison Blend Fund, Inc.
Prudential QMA Strategic Value Fund	Prudential Jennison Mid-Cap Growth Fund, Inc.
Prudential Unconstrained Bond Fund	Prudential Jennison Natural Resources Fund, Inc.
Prudential Investment Portfolios 4	Prudential Jennison Small Company Fund, Inc.
Prudential Muni High Income Fund	Prudential MoneyMart Assets, Inc.
Prudential Investment Portfolios 5	Prudential National Muni Fund, Inc.
Prudential Jennison Conservative Growth Fund	Prudential Sector Funds, Inc.
Prudential Jennison Rising Dividend Fund	Prudential Financial Services Fund
Prudential Investment Portfolios 6	Prudential Jennison Health Sciences Fund
Prudential California Muni Income Fund	Prudential Jennison Utility Fund
Prudential Investment Portfolios 7	Prudential Short-Term Corporate Bond Fund, Inc.
Prudential Jennison Value Fund	Prudential World Fund, Inc.
Prudential Investment Portfolios 8	Prudential QMA International Equity Fund
Prudential QMA Stock Index Fund	Prudential Emerging Markets Debt Local Currency Fund
Prudential Investment Portfolios 9	Prudential Jennsion Emerging Markets Equity Fund
Prudential Absolute Return Bond Fund	Prudential Jennison Global Infrastructure Fund
Prudential International Real Estate Fund	Prudential Jennison Global Opportunities Fund
Prudential Large-Cap Core Equity Fund	Prudential Jennison International Opportunities Fund
Prudential Real Estate Income Fund	The Target Portfolio Trust
Prudential Select Real Estate Fund	Target International Equity Portfolio
Prudential Investment Portfolios, Inc. 10	Prudential Corporate Bond Fund
Prudential Jennison Equity Income Fund	Prudential QMA Small Cap Value Fund
Prudential QMA Mid-Cap Value Fund	Prudential Core Bond Fund
Prudential Investment Portfolios 12	The Prudential Variable Contract Account-2
Prudential Global Real Estate Fund	The Prudential Variable Contract Account-10
Prudential US Real Estate Fund	The Prudential Variable Contract Account-11
Prudential QMA Long-Short Equity Fund	The Prudential Variable Contract Account-24
Prudential Short Duration Muni High Income Fund

LR849